Exhibit 99.5(b)

                           DSS Direct Connect, L.L.C.
                 (A wholly owned subsidiary of Transmedia Group)

                                                            Financial Statements
                    For the Period from June 15, 1999 through September 30, 1999

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

================================================================================

                                                            Financial Statements
                    For the Period from June 15, 1999 through September 30, 1999

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                                        Contents

================================================================================

                  Independent Auditor's Report..........................     1

                  Balance Sheet.........................................     2

                  Statement of Operations...............................     3

                  Statement of Shareholder's Equity ....................     4

                  Statement of Cash Flows...............................     5

                  Notes to Financial Statements......................... 6 - 9

Independent Auditors' Report

To The Shareholder of
DSS Direct Connect, L.L.C.

We have audited the accompanying balance sheet of DSS Direct Connect, L.L.C. (a wholly owned subsidiary of Transmedia Group) as of September 30, 1999 and the related consolidated statement of operations, shareholder's deficit, and cash flows for the period from June 15, 1999 through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DSS Direct Connect, L.L.C. (a wholly owned subsidiary of Transmedia Group) as of September 30, 1999, and the results of their operations and their cash flows for the period from June 15, 1999 through September 30, 1999, in conformity with generally accepted accounting principles.


BDO Seidman, LLP
Seattle, Washington

January 11, 2000

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                                   Balance Sheet

================================================================================

September 30,                                                              1999
=================================================================================
ASSETS

Current Assets
  Accounts receivable                                                 $    15,230
  Prepaid and other assets                                                113,009
  Inventory                                                                36,462
---------------------------------------------------------------------------------
Total Current Assets                                                      164,701

Security Deposits                                                          57,087

Contributions Receivable                                                1,175,000

Furniture and Equipment, net of accumulated depreciation of $22,875       227,011
---------------------------------------------------------------------------------
TOTAL ASSETS                                                          $ 1,623,799
=================================================================================

LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities
  Checks in excess of deposits                                        $    40,224
  Accounts payable                                                        391,247
  Accrued liabilities                                                     412,600
---------------------------------------------------------------------------------
TOTAL LIABILITIES                                                         844,071
---------------------------------------------------------------------------------

Shareholder's Equity
  Common stock, $1 par value; 10,000 shares authorized, 5,000
    issued and outstanding                                                  5,000
  Paid in capital                                                       3,000,000
  Accumulated deficit                                                  (2,225,272)
---------------------------------------------------------------------------------
Total Shareholder's Equity                                                779,728
---------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                            $ 1,623,799
=================================================================================

                                 See accompanying notes to financial statements.

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                         Statement of Operations

================================================================================

For the period from June 15, 1999 through September 30,                  1999
--------------------------------------------------------------------------------

REVENUES                                                              $ 702,751

COST OF SALES                                                           508,029
--------------------------------------------------------------------------------

Gross Profit                                                            194,722
--------------------------------------------------------------------------------

OPERATING EXPENSES
  Selling expenses                                                       44,262
  General and administrative                                            925,825
--------------------------------------------------------------------------------

Total Operating Expenses                                                970,087
--------------------------------------------------------------------------------

Loss from Operations                                                   (775,365)
--------------------------------------------------------------------------------

OTHER INCOME (EXPENSE)
  Interest income                                                         1,587
  Other expense                                                         (26,758)
--------------------------------------------------------------------------------

Total Other Expense                                                     (25,171)
--------------------------------------------------------------------------------

Net Loss                                                              $(800,536)
================================================================================

Net Loss per Share - Basic and Diluted                                $  160.11
================================================================================
                                 See accompanying notes to financial statements.

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                               Statement of Shareholder's Equity

================================================================================

                                     Common Stock
                                ----------------------       Paid In       Accumulated
                                Shares        Amount         Capital         Deficit           Total
========================================================================================================
Balance, June 15, 1999           5,000     $     5,000     $        --     $(1,424,736)     $(1,419,736)

Contributions                       --              --       3,000,000              --        3,000,000

Net Loss                            --              --              --        (800,536)        (700,536)
--------------------------------------------------------------------------------------------------------

Balance, September 30, 1999      5,000     $     5,000     $ 3,000,000     $(2,225,272)     $   779,728
========================================================================================================

                                 See accompanying notes to financial statements.

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                         Statement of Cash Flows

================================================================================

                           INCREASE (DECREASE) IN CASH

For the period from June 15, 1999 through September 30,                  1999
================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                          $  (800,536)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation                                                        11,555
  Changes in assets and liabilities:
     Accounts receivable                                                 17,315
     Inventory                                                           17,883
     Prepaid and other assets                                          (108,409)
     Security deposits                                                  (55,000)
     Contributions receivable                                        (1,175,000)
     Checks in excess of deposits                                        40,224
     Accounts payable                                                   333,764
     Accrued liabilities                                                (80,156)
--------------------------------------------------------------------------------
Net Cash Used in Operating Activities                                (1,798,360)
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Payments for acquisition of furniture and equipment                   (89,368)
--------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                   (89,368)
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on notes payable                                          (1,115,000)
  Contributions from parent                                           3,000,000
--------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                             1,885,000
--------------------------------------------------------------------------------
Net (Decrease) in Cash                                                   (2,728)

Cash, beginning of period                                                 2,728
--------------------------------------------------------------------------------
Cash, end of period                                                 $        --
================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid with cash                                           $   119,806
================================================================================
                                 See accompanying notes to financial statements.

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                   Notes to Financial Statements

================================================================================

NOTE 1:                 Description of Business - DSS Direct Connect, L.L.C.
Description of          ("DSS" or the "Company") was formed on March 3, 1998 for
Business and Summary    the purpose of selling and installing direct broadcast
of Significant          satellite system receivers, on behalf of DirecTV, to end
Accounting Policies     users. The Company obtained a non-exclusive license to
                        sell these systems to single family users in specified markets or cities in Arizona, California, Illinois, Nevada, Oregon, Texas and Washington. The Company is currently operating in Washington and Illinois.

                        The licensing agreement began on April 1, 1998 and has an initial term of 5 years. Within three months of the expiration of the agreement, either party may notify the other of its desire to continue the agreement beyond the initial term. Terms of any extension will be negotiated by the parties at that time.

                        On June 15, 1999, DSS entered into an equity purchase agreement with Transmedia Europe, Inc. and Transmedia Asia, Inc. (collectively "Transmedia Group") to sell and transfer all of the outstanding equity of the Company in exchange for common stock of Transmedia Group. Additionally Transmedia Group agreed to provide additional working capital up to $3 million in the form of cash and assumption of certain liabilities.

                        Inventory - Inventories are valued at the lower of cost or market, which approximates the first-in, first-out method.

                        Furniture and Equipment - Furniture and equipment are stated at cost. Depreciation is computed for financial reporting purposes using the straight-line method over estimated useful lives of primarily 3 to 7 years. Replacements and improvements that significantly extend asset lives are capitalized. Leasehold improvements are amortized over 5 years using the straight-line method. Maintenance and repairs are charged to expense as incurred.

                        Revenue Recognition - The Company recognizes revenue when a receiver system is sold to the consumer. The Company also receives a commission when the consumer opens a new account with DirecTV, which is recognized as revenue when received from DirecTV, as the Company's earning process is completed at that time.

                        If the consumer does not fulfill their obligations under the equipment purchase and subscription agreements, the Company will be charged back by DirecTV and the consumer is required to reimburse the Company for any amounts charged back related to their account.

                        An allowance for potentially uncollectible charge backs has been provided based on the Company's past history.

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                   Notes to Financial Statements

================================================================================

NOTE 1:                 Income Taxes - The Company accounts for income taxes in
Description of          accordance with the provisions of Statement of Financial
Business and            Accounting Standards No. 109, "Accounting for Income
Summary of              Taxes," ("SFAS 109"). SFAS 109 requires the recognition
Significant             of deferred tax assets and liabilities for the expected
Accounting              future income tax consequences of events that have been
Policies                (continued) recognized in a company's financial
                        statements or tax return. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and their tax basis using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided when management determines that the realization of deferred tax assets fails to meet the more likely than not standard imposed by SFAS 109.

                        Advertising Expense - The cost of advertising is expensed as incurred. The Company incurred $21,156 in advertising costs for the period from June 15, 1999 through September 30, 1999.

                        Concentration of Credit Risk and Financial Instruments - The Company buys its product from local and national companies and distributors throughout the United States and internationally. Net purchases from the Company's two largest vendors represented 99% of net purchases for the period from June 15, 1999 through September 30, 1999.

                        Use of Estimates - The Company's financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from the estimates.

                        Loss per Share - SFAS 128, issued in February 1997, requires presentation of basic and diluted earnings per share. Basis earnings per share are computed by dividing net income by the weighted average number of common shares outstanding.

                        The Company has no common stock equivalents or options outstanding at September 30, 1999.

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                   Notes to Financial Statements

================================================================================

NOTE 1:                 Recent Accounting Pronouncements - New accounting
Description of          pronouncements having relative applicability to the
Business and            Company include SFAS 130, " Reporting Comprehensive
Summary of Significant  Income", SFAS 131, "Disclosures about Segments of an
Accounting Policies     Enterprise and Related Information", SFAS 133,
(continued)             "Accounting for Derivative Instruments and Hedging
                        Activities", SFAS 137, "Accounting for Derivative
                        Instruments and Hedging Activities - Deferral of the
                        Effective Date of FASB Statement 133 (an amendment of
                        FASB Statement 133). Adoption of these statements did not impact the Company's financial position, results of operations or cash flows and any effect was limited to the form and content of its disclosures.

NOTE 2:                 Furniture and Equipment is comprised of the following:
Furniture and
Equipment
                                                                          1999
                        -------------------------------------------------------
                        Computer equipment                            $  88,134
                        Equipment                                        19,756
                        Furniture and Fixtures                          102,144
                        Leasehold improvements                           39,852
                        -------------------------------------------------------
                                                                        249,886
                        Accumulated depreciation                        (22,875)
                        -------------------------------------------------------
                        Furniture and Equipment, net                  $ 227,011
                        =======================================================

NOTE 3:                 As of September 30, 1999, the Company had net deferred
Income Taxes            tax assets of approximately $721,000 primarily due to
                        loss carryforwards, which begin to expire in 2018 and are available to offset future taxable income.
                        Utilization of $483,000 of these loss carryforwards is subject to limitation due to the change is control of the Company upon acquisition by Transmedia Group. A 100% allowance has been recorded against the deferred tax asset as management has yet to establish that recovery of this asset is more likely than not.

NOTE 4:                 The Company conducts its business operations from
Operating Leases        facilities that are leased under agreements which expire
                        at various dates. The Company also pays a pro rata portion of all common area charges including property taxes, insurance, and maintenance charges. Annual minimum rental commitments under operating leases that have initial or remaining noncancelable lease terms are as follows:

                                                      DSS Direct Connect, L.L.C.
                                 (A wholly owned subsidiary of Transmedia Group)

                                                   Notes to Financial Statements

================================================================================

NOTE 4:                                                               Operating
Operating Leases        September 30,                                   Leases
(continued)             --------------------------------------------------------

                           2000                                       $  395,320
                           2001                                          367,792
                           2002                                          369,914
                           2003                                          372,098
                           2004                                          361,140
                        --------------------------------------------------------
                           Future net minimum payments                $1,866,264
                        ========================================================

                        Rent expense under operating leases was approximately $86,000 for the period June 15, 1999 through September 30, 1999.

NOTE 5:                 Included in prepaid and other assets is $10,859 due from
Related Party           shareholders.
Transactions
                        Included in accounts payable is $15,000 due to a shareholder. Included in accrued liabilities is a short-term advance from a shareholder in the amount of $5,000.

                        Certain operating expenses are paid by related parties, which in turn are reimbursed by the Company. For the period ended September 30, 1999 these expenses totaled $21,891.

NOTE 6:                 A former employee has filed a claim against the Company
Commitments and         for termination benefits. At September 30, 1999, the
Contingencies           Company has accrued $100,000 with respect to the claim,
                        based on the Company's current estimate of the most likely amount of losses that it believes will be incurred.

NOTE 7:                 Like other companies, DSS Direct Connect, LLC could be
Year 2000               adversely affected if the computer systems its suppliers
(Unaudited)             or customers use do not properly process and calculate
                        date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. While the Company's project to assess and correct Y2K related issues regarding the year 2000 has been completed, and the Company has not experienced any significant Y2K related events, interactions with other companies' systems make it difficult to conclude there will not be future effects. Consequently, at this time, management cannot provide assurances that the year 2000 issue will not have an impact on the Company's operations.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized

                                     TRANSMEDIA ASIA PACIFIC, INC.
                                     (Registrant)


Date:   March 31, 2000               /s/ Grant White
                                     -------------------------------------------
                                     Grant White
                                     Chief Executive Officer and Principal
                                     Financial Officer

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


Date:   March 31, 2000               /s/ Grant White
                                     -------------------------------------------
                                     Grant White
                                     Chief Executive Officer and Principal
                                     Financial Officer


Date:   March 31, 2000               /s/ Joseph Vittoria
                                     -------------------------------------------
                                     Joseph Vittoria
                                     Chairman and Director


Date:   March 31, 2000               /s/ William D. Marks
                                     -------------------------------------------
                                     William D. Marks
                                     Director


Date:   March 31, 2000               /s/ James J. Fyfe
                                     -------------------------------------------
                                     James J. Fyfe
                                     Director


Date:   March 31, 2000               /s/ Ellis Varejes
                                     -------------------------------------------
                                     Ellis Varejes
                                     Director